Exhibit 12

                       Ratio of Earnings to Fixed Charges

                               Omnicom Group, Inc.
                       Ratio of Earnings to Fixed Charges
                                1995-2000 ($000s)

                                                          Years Ended December 31,:
                                            ----------------------------------------------------  Six Months
                                              1995       1996       1997       1998                   Ended
                                               (A)        (A)        (A)        (A)       1999       June-00
                                            --------   --------   --------   --------   --------   ---------
Earning as defined:
Profit before tax as reported ...........   $244,739   $299,312   $390,578   $521,797   $673,708   $500,034
Add: Dividends from affiliates ..........     15,303     18,085     14,901     19,353     10,485      8,045
        Interest expense ................     44,267     35,158     44,783     74,482     84,908     43,439
        Interest factor (re: rentals) (B)     57,793     68,544     80,890    103,829    113,861     64,553
                                            --------   --------   --------   --------   --------   ---------
Total earnings ..........................   $362,102   $421,099   $531,152   $719,461   $882,962   $616,071
                                            ========   ========   ========   ========   ========   ========
Fixed charges as defined:
Interest expense ........................     44,267     35,158     44,783     74,482     84,908     43,439
Interest factor (re: rentals) (B) .......     57,793     68,544     80,890    103,829    113,861     64,553
                                            --------   --------   --------   --------   --------   ---------
Total fixed charges .....................   $102,060   $103,702   $125,673   $178,311   $198,769   $107,992
                                            ========   ========   ========   ========   ========   ========
Ratio of earnings to fixed charges ......       3.55       4.06       4.23       4.03       4.44       5.70
                                            ========   ========   ========   ========   ========   ========

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(A)  All  information  prior to 1999 has been  restated  to give  effect  to the accounting for the acquisition of Abbott Mead Vickers Group Limited in February 1999 under the pooling of interests method of accounting, as discussed in note 6 of the company's 1999 Form 10-K.

(B) The interest factor related to rentals reflects the appropriate portion of rental expense representative of an interest factor.